UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COFFEE HOLDING CO., INC.
(Name of small business issuer in its charter)
               (Formerly known as TRANSPACIFIC INTERNATIONAL GROUP CORP.)


          Nevada
                             6770                          11-3860760
(State or jurisdiction   (Primary Standard Industrial             (I.R.S.
                                                                Employer
of incorporation or      Classification Code Number)            Identification
                                                                  No.)

organization)

 4401 First Avenue, Brooklyn, New York 11236      (718) 832-0800
     (Address and telephone number of principal executive offices)

 4401 First Avenue, Brooklyn, New York 11236
    (Address of Principal place of business or intended principal place of business)

Walter J. Gumersell, Esq., Rivken, Radler & Kremer, Esqs., EAB Plaza, Uniondale, New York 11556-0111, (516) 357-3000
(Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public as soon as practicable after the effective date of this Registration Statement and Prospectus.

Schonfeld & Weinstein, L.L.P.
63 Wall Street, Suite 1801
New York, New York 10005
(212) 344-1600

with a copy to:
Walter J. Gumersell, Esq.
Rivkin, Radler & Kremer, Esqs.
EAB Plaza
Uniondale, New York 11556-0111
(516)357-3000

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT


COFFEE HOLDING CO., INC.
(Formerly known as TRANSPACIFIC INTERNATIONAL GROUP CORP.)
(a Nevada corporation)


     This prospectus supplement for Coffee Holding Co., Inc. (formerly known as Transpacific International Group Corp.) (the "Company") is made pursuant to Rule 419(e)(4) of Regulation C of the Securities Act of 1933, as amended.

     The prospectus contained in the Company's post-effective amendment declared effective by the Securities and Exchange Commission on January 12, 1998, is incorporated herein and made a part hereof. All references to a "prospectus" refer to the aforementioned document.

     Pursuant to Rule 419, all proceeds received by the Company in its initial public offering and all securities purchased in such offering were held in escrow pending a business combination, which business combination includes reconfirmation by shareholders representing a minimum of 80% of the securities offered in the Company's initial public offering.

     On January 12, 1998, the Company's post-effective amendment was declared effective by the Securities and Exchange Commission. Pursuant to Rule 419, the Company had to give shareholders a minimum of 20 business days and a maximum of 45 business days to reconfirm their investments. The Company tallied the shareholder reconfirmations on the 20th business day following the effectiveness of the post-effective amendment, as stated in the post-effective amendment. All but one (1) shareholder reconfirmed their investments. The one shareholder who did not reconfirm his investment represented 35 shares.
On February 9, 1998, $189.00 (35 shares at $6.00 per share, less 10% which the Company used pursuant to Rule 419) was returned to this investor. On February 9, 1998, the balance of $ 16,014.00 was released to the Company.

SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on September 9 ,1998


                       COFFEE HOLDING CO., INC.
                                 (Registrant)


                    Andrew Gordon

BY:

                         Andrew Gordon, President



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Andrew Gordon


Andrew Gordon           DATED 9/11/98
President, Director

David Gordon


David Gordon               DATED 9/11/98
Executive Vice-President, Secretary, Director

Gerard DeCapua


Gerard DeCapua                  DATED 9/15/98
Director